As filed with the Securities and Exchange Commission on May 23, 2017.

Registration No. 333-217539

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMART GLOBAL HOLDINGS, INC.

(Exact name of Registrant as specified in Its charter)

Cayman Islands	3674	98-1013909
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Maples Corporate Services Limited

P.O. Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bruce Goldberg

Vice President, Chief Legal Officer and Chief Compliance Officer

SMART Global Holdings, Inc.

39870 Eureka Drive

Newark, CA 94560

(510) 623-1231

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan F. Denenberg Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	Tad J. Freese Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note:

This Amendment No. 4 is being filed for the purpose of refiling Exhibit 5.1 to the Registration Statement (Registration No. 333-217539). No changes or additions are being made hereby to the preliminary prospectus constituting Part I of the Registration Statement or to Items 13, 14, 15, 16(b) or 17 of Part II of the Registration Statement. The preliminary prospectus has not been included in this Amendment No. 4.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee	$10,596
FINRA filing fee	14,214
NASDAQ listing fee	125,000
Transfer agent’s fees	5,600
Printing and engraving expenses	325,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	500,000
Miscellaneous	200,000

Total	$2,380,410

Each of the amounts set forth above, other than the Registration fee and the FINRA filing fee, is an estimate.

Item 14. Indemnification of Directors and Officers.

As we are a Cayman Islands exempted company, the laws of the Cayman Islands will be relevant to the provisions relating to indemnification of our directors and officers. Although the Companies Law does not specifically restrict a Cayman Islands exempted company’s ability to indemnify its directors or officers, it does not expressly provide for such indemnification either. Certain Commonwealth case law (which is likely to be persuasive in the Cayman Islands), however, indicates that the indemnification is generally permissible, unless there had been actual fraud, willful default or reckless disregard on the part of the director or officer in question.

Our amended and restated memorandum and articles of association provide that each of our directors, agents or officers shall be indemnified out of our assets against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability, if any, that he may incur by his own willful neglect or default. No such director, agent or officer shall be liable to us for any loss or damage in carrying out his functions unless that liability arises through the willful neglect or default of such director, agent or officer.

We have also entered into indemnification agreements with our directors and executive officers under which we have agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions. The indemnification agreements are governed under Cayman Islands law or New York law.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of Underwriting Agreement, to be filed as Exhibit 1.1 to this Registration Statement, provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Since three years before the date of the initial filing of this Registration Statement, the Registrant has sold the following securities without registration under the Securities Act, giving effect to a 1-for-3 reverse share split of our share capital that was effected on May 5, 2017:

(1)	the Registrant has granted a total of 3,251,049 options to purchase ordinary shares to certain employees under the SGH Plan, which includes 811,277 options that were issued in exchange for 1,652,575 options that were cancelled in the Tender Offer on May 23, 2016, and also includes 1,216,312 options that were issued in exchange for 5,570,580 options that were cancelled in the Option Exchange on January 2, 2015 in connection with the termination of an employee option plan of one of our former subsidiaries;

(2)	the Registrant has granted a total of 496,304 RSUs to certain employees and directors under the SGH Plan;

(3)	the Registrant has issued a total of 193,937 ordinary shares pursuant to exercises of options and 2,989 ordinary shares pursuant to the vesting of RSUs which were previously granted under its SGH Plan; and

(4)	in November 2016, the Registrant issued Lender Warrants to purchase 3,467,571 of our ordinary shares to the Warrant Holders in connection with the amendment and restatement of the Senior Secured Credit Agreement, which are exercisable at $0.03 per share.

The option and RSU grants and the share and warrant issuances described above were effected without registration in reliance on (1) the exemptions afforded by Section 4(a)(2) of the Securities Act, because the sales did not involve any public offering, (2) Rule 701 promulgated under the Securities Act for shares that were sold under a written compensatory benefit plan or contract for the participation of employees, directors, officers, consultants and advisors of the Registrant and (3) Regulation S promulgated under the Securities Act relating to offerings of securities outside of the United States.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
1.1+	Form of Underwriting Agreement

2.1+	Agreement and Plan of Merger, dated as of April 26, 2011, among Saleen Holdings, Inc., Saleen Acquisition, Inc. and SMART Modular Technologies (WWH), Inc.

3.1+	Amended and Restated Memorandum and Articles of Association of SMART Global Holdings, Inc., to be in effect upon completion of this offering

4.1	[Reserved]

4.2+	Amended and Restated Registration Rights Agreement, dated as of November 5, 2016, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P., Silver Lake Technology Investors Sumeru Cayman, L.P., Mr. Ajay B. Shah, Krishnan-Shah Family Partners, L.P., Fund No. 1, Krishnan-Shah Family Partners, L.P., Fund No. 3, Krishnan-Shah Family Partners, L.P., Fund No. 4, The Ajay B. Shah and Lata K. Shah 1996 Trust u/a/d 5/28/1996, Mr. Mukesh A. Patel, Patel Family Partners, LP – Fund No. 2, The Patel Revocable Trust u/a/d 6/6/2002, the Management Holders and the Warrant Holders

4.3+	Form of Amended and Restated Sponsor Shareholders Agreement, to be in effect upon completion of this offering

4.4+	Saleen Holdings, Inc. Employee Investors Shareholders Agreement, dated as of August 26, 2011, by and among Saleen Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P., Silver Lake Technology Investors Sumeru Cayman, L.P. and the Employee Investors.

4.5+	Amended and Restated Investors Shareholders Agreement, dated as of November 5, 2016, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P., Silver Lake Technology Investors Sumeru Cayman, L.P., the Management Investors and the Warrant Investors and Form of Amendment No. 2 to Investors Shareholders Agreement, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P. and Silver Lake Technology Investors Sumeru Cayman, L.P., the Management Investors and the Warrant Investors

4.6+	Form of Warrant to Purchase Ordinary Shares and Form of Amended and Restated Warrant to Purchase Ordinary Shares (with respect to the Second Tranche Warrants)

5.1	Opinion of Maples and Calder

8.1+	Opinion of Davis Polk & Wardwell LLP

10.1†+	Form of Indemnification Agreement entered into with each of the Registrant’s officers and directors

10.2†+	SMART Global Holdings, Inc. Amended and Restated 2011 Share Incentive Plan, and forms of award agreements thereunder

10.3†+	Employment Agreement, dated as of December 18, 2012, among SMART Modular Technologies, Inc., Saleen Holdings, Inc. and Iain MacKenzie

10.4†+	Employment Agreement, dated as of October 10, 2011, between SMART Modular Technologies, Inc. and Jack Pacheco

10.5†+	Severance and Change of Control Agreement, dated as of December 10, 2010, between SMART Modular Technologies (WWH), Inc. and Alan Marten

10.6†+	Severance and Change of Control Agreement, dated as of December 10, 2010, between SMART Modular Technologies (WWH), Inc. and Bruce Goldberg

10.7†+	Severance and Change of Control Agreement, dated as of December 10, 2010, between SMART Modular Technologies (WWH), Inc. and KiWan Kim

10.8+	Credit Agreement, dated as of August 26, 2011, among SMART Modular Technologies (Global Memory Holdings), Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the Lender Parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

Exhibit Number	Description

10.9+	Amendment No. 1 to Credit Agreement, dated as of December 13, 2011, among SMART Modular Technologies (Global Memory Holdings), Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.10+	First Refinancing Amendment to Credit Agreement, dated as of August 20, 2014, among SMART Modular Technologies (Global Holdings), Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the new revolving lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.11+	Master Guarantee Agreement, dated as of August 26, 2011, among SMART Modular Technologies (Global Memory Holdings), Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the subsidiary guarantors identified therein and JPMorgan Chase Bank, N.A. as Administrative Agent

10.12+	Collateral Agreement, dated as of August 26, 2011, among SMART Modular Technologies, Inc., the other grantors party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent

10.13+	Amendment No. 2 to Credit Agreement, dated as of September 19, 2014, among SMART Modular Technologies (Global Holdings), Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the lenders party thereto and Barclays Bank PLC, as Administrative Agent

10.14+	Amendment No. 3 to Credit Agreement, dated as of December 4, 2015, among SMART Worldwide Holdings, Inc., SMART Modular Technologies (Global), Inc., the revolving lenders party thereto and Barclays Bank PLC, as Administrative Agent

10.15+	Amendment No. 4 to Credit Agreement, dated as of November 5, 2016, among SMART Worldwide Holdings, Inc., SMART Modular Technologies (Global), Inc., the lenders party thereto and Barclays Bank PLC, as Administrative Agent

10.16+	Amended and Restated Credit Agreement, dated as of November 5, 2016, among SMART Worldwide Holdings, Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the lenders party thereto and Barclays Bank PLC, as Administrative Agent

10.17+	Lease Agreement, dated as of February 18, 2009, between Newark Eureka Industrial Capital LLC and SMART Modular Technologies, Inc.

10.18+	First Amendment to Lease Agreement, dated as of April 29, 2014, between Newark Eureka Industrial Capital LLC and SMART Modular Technologies, Inc.

10.19+	Amended and Restated Transaction and Management Fee Agreement, dated as of November 5, 2016, among SMART Worldwide Holdings, Inc., Silver Lake Management Company III, L.L.C. and Silver Lake Management Company Sumeru, L.L.C.

10.20+	Stock Purchase Agreement, dated as of July 2, 2013, among SMART Storage Systems (Global Holdings), Inc., SanDisk Corporation, SanDisk Manufacturing and solely for the purposes of Section 5.7(c), Section 5.8, Article VIII and Article IX, Saleen Holdings, Inc., Saleen Intermediate Holdings, Inc. and SMART Worldwide Holdings, Inc.

10.21+	Receivables Purchase Agreement, dated as of May 16, 2012, among SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited and Wells Fargo Bank, N.A., as amended

10.22+	First Amendment to Receivables Purchase Agreement, dated as of March 28, 2013, among SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited and Wells Fargo Bank, N.A., and confirmed by SMART Modular Technologies (Global Holdings), Inc., SMART Modular Technologies (Global), Inc.

10.23+	SMART Global Holdings, Inc. Amended and Restated Share Incentive Plan, to be in effect upon completion of this offering

10.24+	Form of Termination Letter Re: Amended and Restated Transaction and Management Fee Agreement, by and among SMART Worldwide Holdings, Inc., Silver Lake Management Company III, L.L.C. and Silver Lake Management Company Sumeru, L.L.C.

Exhibit Number	Description

10.25+	Form of Stock Purchase Agreement, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P. and Silver Lake Technology Investors Sumeru Cayman, L.P.

21.1+	Subsidiaries of the Registrant

23.1+	Consent of Deloitte & Touche LLP

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1+	Power of Attorney (included on page II-7 of the original filing of this Registration Statement)

†	Indicates management contract or compensatory plan.
+	Previously filed.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned hereby undertakes:

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of California, on the 23rd day of May, 2017.

SMART GLOBAL HOLDINGS, INC.

By:	/s/ Iain MacKenzie
	Name:	Iain MacKenzie
	Title:	President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Iain MacKenzie Iain MacKenzie	President & Chief Executive Officer (Principal Executive Officer)	May 23, 2017

/s/ Jack Pacheco Jack Pacheco	Senior Vice President, Chief Operating Officer & Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2017

* Ajay Shah	Director	May 23, 2017

* James Davidson	Director	May 23, 2017

* Kenneth Hao	Director	May 23, 2017

* Paul Mercadante	Director	May 23, 2017

* Jason White	Director	May 23, 2017

* Mukesh Patel	Director	May 23, 2017

* Sandeep Nayyar	Director	May 23, 2017

* By:	/s/ Iain MacKenzie Iain MacKenzie Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1+	Form of Underwriting Agreement

2.1+	Agreement and Plan of Merger, dated as of April 26, 2011, among Saleen Holdings, Inc., Saleen Acquisition, Inc. and SMART Modular Technologies (WWH), Inc.

3.1+	Amended and Restated Memorandum and Articles of Association of SMART Global Holdings, Inc., to be in effect upon completion of this offering

4.1	[Reserved]

4.2+	Amended and Restated Registration Rights Agreement, dated as of November 5, 2016, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P., Silver Lake Technology Investors Sumeru Cayman, L.P., Mr. Ajay B. Shah, Krishnan-Shah Family Partners, L.P., Fund No. 1, Krishnan-Shah Family Partners, L.P., Fund No. 3, Krishnan-Shah Family Partners, L.P., Fund No. 4, The Ajay B. Shah and Lata K. Shah 1996 Trust u/a/d 5/28/1996, Mr. Mukesh A. Patel, Patel Family Partners, LP – Fund No. 2, The Patel Revocable Trust u/a/d 6/6/2002, the Management Holders and the Warrant Holders

4.3+	Form of Amended and Restated Sponsor Shareholders Agreement, to be in effect upon completion of this offering

4.4+	Saleen Holdings, Inc. Employee Investors Shareholders Agreement, dated as of August 26, 2011, by and among Saleen Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P., Silver Lake Technology Investors Sumeru Cayman, L.P. and the Employee Investors.

4.5+	Amended and Restated Investors Shareholders Agreement, dated as of November 5, 2016, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P., Silver Lake Technology Investors Sumeru Cayman, L.P., the Management Investors and the Warrant Investors and Form of Amendment No. 2 to Investors Shareholders Agreement, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P. and Silver Lake Technology Investors Sumeru Cayman, L.P., the Management Investors and the Warrant Investors

4.6+	Form of Warrant to Purchase Ordinary Shares and Form of Amended and Restated Warrant to Purchase Ordinary Shares (with respect to the Second Tranche Warrants)

5.1	Opinion of Maples and Calder

8.1+	Opinion of Davis Polk & Wardwell LLP

10.1†+	Form of Indemnification Agreement entered into with each of the Registrant’s officers and directors

10.2†+	SMART Global Holdings, Inc. Amended and Restated 2011 Share Incentive Plan, and forms of award agreements thereunder

10.3†+	Employment Agreement, dated as of December 18, 2012, among SMART Modular Technologies, Inc., Saleen Holdings, Inc. and Iain MacKenzie

10.4†+	Employment Agreement, dated as of October 10, 2011, between SMART Modular Technologies, Inc. and Jack Pacheco

10.5†+	Severance and Change of Control Agreement, dated as of December 10, 2010, between SMART Modular Technologies (WWH), Inc. and Alan Marten

10.6†+	Severance and Change of Control Agreement, dated as of December 10, 2010, between SMART Modular Technologies (WWH), Inc. and Bruce Goldberg

10.7†+	Severance and Change of Control Agreement, dated as of December 10, 2010, between SMART Modular Technologies (WWH), Inc. and KiWan Kim

Exhibit Number	Description

10.8+	Credit Agreement, dated as of August 26, 2011, among SMART Modular Technologies (Global Memory Holdings), Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the Lender Parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.9+	Amendment No. 1 to Credit Agreement, dated as of December 13, 2011, among SMART Modular Technologies (Global Memory Holdings), Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.10+	First Refinancing Amendment to Credit Agreement, dated as of August 20, 2014, among SMART Modular Technologies (Global Holdings), Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the new revolving lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

10.11+	Master Guarantee Agreement, dated as of August 26, 2011, among SMART Modular Technologies (Global Memory Holdings), Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the subsidiary guarantors identified therein and JPMorgan Chase Bank, N.A. as Administrative Agent

10.12+	Collateral Agreement, dated as of August 26, 2011, among SMART Modular Technologies, Inc., the other grantors party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent

10.13+	Amendment No. 2 to Credit Agreement, dated as of September 19, 2014, among SMART Modular Technologies (Global Holdings), Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the lenders party thereto and Barclays Bank PLC, as Administrative Agent

10.14+	Amendment No. 3 to Credit Agreement, dated as of December 4, 2015, among SMART Worldwide Holdings, Inc., SMART Modular Technologies (Global), Inc., the revolving lenders party thereto and Barclays Bank PLC, as Administrative Agent

10.15+	Amendment No. 4 to Credit Agreement, dated as of November 5, 2016, among SMART Worldwide Holdings, Inc., SMART Modular Technologies (Global), Inc., the lenders party thereto and Barclays Bank PLC, as Administrative Agent

10.16+	Amended and Restated Credit Agreement, dated as of November 5, 2016, among SMART Worldwide Holdings, Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the lenders party thereto and Barclays Bank PLC, as Administrative Agent

10.17+	Lease Agreement, dated as of February 18, 2009, between Newark Eureka Industrial Capital LLC and SMART Modular Technologies, Inc.

10.18+	First Amendment to Lease Agreement, dated as of April 29, 2014, between Newark Eureka Industrial Capital LLC and SMART Modular Technologies, Inc.

10.19+	Amended and Restated Transaction and Management Fee Agreement, dated as of November 5, 2016, among SMART Worldwide Holdings, Inc., Silver Lake Management Company III, L.L.C. and Silver Lake Management Company Sumeru, L.L.C.

10.20+	Stock Purchase Agreement, dated as of July 2, 2013, among SMART Storage Systems (Global Holdings), Inc., SanDisk Corporation, SanDisk Manufacturing and solely for the purposes of Section 5.7(c), Section 5.8, Article VIII and Article IX, Saleen Holdings, Inc., Saleen Intermediate Holdings, Inc. and SMART Worldwide Holdings, Inc.

10.21+	Receivables Purchase Agreement, dated as of May 16, 2012, among SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited and Wells Fargo Bank, N.A., as amended

10.22+	First Amendment to Receivables Purchase Agreement, dated as of March 28, 2013, among SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited and Wells Fargo Bank, N.A., and confirmed by SMART Modular Technologies (Global Holdings), Inc., SMART Modular Technologies (Global), Inc.

Exhibit Number	Description

10.23+	SMART Global Holdings, Inc. Amended and Restated Share Incentive Plan, to be in effect upon completion of this offering

10.24+	Form of Termination Letter Re: Amended and Restated Transaction and Management Fee Agreement, by and among SMART Worldwide Holdings, Inc., Silver Lake Management Company III, L.L.C. and Silver Lake Management Company Sumeru, L.L.C.

10.25+	Form of Stock Purchase Agreement, by and among SMART Global Holdings, Inc., Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P. and Silver Lake Technology Investors Sumeru Cayman, L.P.

21.1+	Subsidiaries of the Registrant

23.1+	Consent of Deloitte & Touche LLP

23.2	Consent of Maples and Calder (included in Exhibit 5.1)

24.1+	Power of Attorney (included on page II-7 of the original filing of this Registration Statement)

†	Indicates management contract or compensatory plan.
+	Previously filed.